UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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ENERGIZER HOLDINGS, INC.
—————————————————————————
(Exact Name of Registrant as Specified in its Charter)

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ENERGIZER HOLDINGS, INC.
533 Maryville University Drive
St. Louis, Missouri 63141

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Energizer Holdings, Inc. to be held at 2:30 p.m. on Monday, January 22, 2007 at Energizer World Headquarters, 533 Maryville University Drive, St. Louis, Missouri 63141.

We hope you will attend in person. If you plan to do so, please bring the enclosed Shareholder Admittance Ticket with you.

Whether you plan to attend the meeting or not, we encourage you to read this Proxy Statement and vote your shares. You may sign, date and return the enclosed proxy as soon as possible in the postage-paid envelope provided, or you may vote by telephone or via Internet. However you decide to vote, we would appreciate your voting as soon as possible.

We look forward to seeing you at the Annual Meeting!

WARD M. KLEIN
Chief Executive Officer

December 5, 2006

ENERGIZER HOLDINGS, INC.
533 Maryville University Drive
St. Louis, Missouri 63141

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders:

The Annual Meeting of Shareholders of Energizer Holdings, Inc. will be held at 2:30 p.m. on Monday, January 22, 2007, at Energizer World Headquarters, 533 Maryville University Drive, St. Louis, Missouri 63141.

The purpose of the meeting is to elect four directors to serve three-year terms ending at the Annual Meeting held in 2010, or until their respective successors are elected and qualified, and to act upon such other matters as may properly come before the meeting.

You may vote if you are a shareholder of record on November 17, 2006. It is important that your shares be represented and voted at the Meeting. Please vote in one of these ways:

•	USE THE TOLL-FREE TELEPHONE NUMBER shown on the proxy card;
•	VISIT THE WEB SITE noted on the enclosed proxy card to vote via the Internet; OR
•	MARK, SIGN, DATE AND PROMPTLY RETURN the enclosed proxy card in the postage-paid envelope.

By Order of the Board of Directors,
Timothy L. Grosch
Secretary

December 5, 2006

PROXY STATEMENT ------- VOTING PROCEDURES

YOUR VOTE IS VERY IMPORTANT

The Board of Directors is soliciting proxies to be used at the 2007 Annual Meeting. This proxy statement and the form of proxy will be mailed to shareholders beginning December 5, 2006.

Who Can Vote

Record holders of Energizer Holdings, Inc. Common Stock on November 17, 2006 may vote at the meeting. On November 17, 2006, there were 56,838,484 shares of Common Stock outstanding. The shares of Common Stock held in the Company’s treasury will not be voted.

How You Can Vote

There are three voting methods:

•	Voting by Mail. If you choose to vote by mail, simply mark the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided.
•	Voting by Telephone. You can vote your shares by telephone by calling the toll-free telephone number on the enclosed proxy card.
•	Voting by Internet. You can also vote via the Internet. The web site for Internet voting is on the enclosed proxy card, and voting is available 24 hours a day.

If you vote by telephone or via the Internet, you should not return the proxy card.

How You May Revoke or Change Your Vote

You can revoke the proxy at any time before it is voted at the meeting by:

•	sending written notice of revocation to the Secretary;
•	submitting another proper proxy by telephone, Internet or paper ballot; or
•
attending the Annual Meeting and voting in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor from the holder of record, to be able to vote at the meeting.

General Information on Voting

You are entitled to cast one vote for each share of Common Stock you own on the record date. Shareholders do not have the right to vote cumulatively in electing directors. The election of each director nominee must be approved by a majority of shares entitled to vote and represented at the Annual Meeting in person or by proxy. Shares represented by a proxy marked “abstain” on any matter, or that provide that a vote be withheld with respect to the election of any one or more of the nominees for election as directors, will be considered present at the Meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have voted in favor of the proposal or nominee. Therefore, any proxy marked “abstain” will have the effect of a vote against the matter. Shares represented by a proxy as to which there is a “broker non-vote” (for example, where a broker does not have discretionary authority to vote the shares), will be considered present at the meeting for purposes of determining a quorum, but will have no effect on the vote.

All shares that have been properly voted - whether by telephone, Internet or mail - and not revoked, will be voted at the Annual Meeting in accordance with your instructions. If you sign the enclosed proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.

If any other matters are properly presented at the Annual Meeting for consideration, the persons named in the enclosed proxy card will have the discretion to vote on those matters for you. At the date this proxy statement went to press, no other matters had been raised for consideration at the Annual Meeting.

Voting By Participants in the Company’s Savings Investment Plan

If you participate in the Company’s Savings Investment Plan and had an account in the Energizer Common Stock Fund on November 9, 2006, the proxy will also serve as voting instructions to the trustee for that plan, Vanguard Fiduciary Trust Company, an affiliate of The Vanguard Group of Investment Companies, for the shares of Common Stock credited to your account on that date. If the trustee does not receive directions with respect to any shares of Common Stock held in the plan, it will vote those shares in the same proportion as it votes shares for which directions were received.

Costs of Solicitation

The Company will pay for preparing, printing and mailing this proxy statement. We have engaged Georgeson & Company, Inc. to help solicit proxies from shareholders for a fee of $11,500 plus its expenses. Proxies may also be solicited personally or by telephone by regular employees of the Company without additional compensation, as well as by employees of Georgeson. The Company will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs of sending the proxy materials to our beneficial owners.

ITEM 1. ELECTION OF DIRECTORS

The Board of Directors currently consists of twelve members and is divided into three classes, with each class currently consisting of four members, with terms of service expiring at successive Annual Meetings.

Four directors will be elected at the 2007 Annual Meeting to serve for a three-year term expiring at our Annual Meeting in the year 2010. The Board has nominated R. David Hoover, John C. Hunter, John E. Klein and John R. Roberts for election as directors at this Meeting. Each nominee is currently serving as a director and has consented to serve for a new term. Each nominee elected as a director will continue in office until his or her successor has been elected and qualified. If any nominee is unable to serve as a director at the time of the Annual Meeting, your proxy may be voted for the election of another person the Board may nominate in his or her place, unless you indicate otherwise.

Vote Required. The affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote and represented in person or by proxy is required for the election of each director.

The Board of Directors recommends a vote FOR the election of these nominees as directors of the Company.

INFORMATION ABOUT NOMINEES AND OTHER DIRECTORS

Please review the following information about the nominees and other directors continuing in office. The ages shown are as of December 31, 2006.

R. DAVID HOOVER, Director Since 2000, Age 61
(Standing for election at this meeting for a term expiring in 2010)

Mr. Hoover has served as Chairman, President and Chief Executive Officer, Ball Corporation (beverage and food packaging and aerospace products and services) since 2002. Prior to that, he served as President and Chief Executive Officer from 2001 to 2002, and as Vice Chairman, President and Chief Operating Officer from April 2000 to 2001. Also a director of Ball Corporation, Irwin Financial Corporation and Qwest Communications International, Inc.

JOHN C. HUNTER, Director Since 2005, Age 59
(Standing for election at this meeting for a term expiring in 2010)

Mr. Hunter served as Chairman, President and Chief Executive Officer of Solutia, Inc. (chemical products) from 1999 to 2004. On December 17, 2003, while Mr. Hunter served as President and Chief Executive Officer, Solutia, Inc. and fourteen of its U.S. subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Also a director of Penford Corporation and Hercules, Inc.

JOHN E. KLEIN, Director Since 2003, Age 61
(Standing for election at this meeting for a term expiring in 2010)

Mr. Klein has served as Executive Vice Chancellor for Administration, Washington University in St. Louis (education) since 2004. From 1985 to 2004, he served as President and Chief Executive Officer, Bunge North America, Inc. (agribusiness). Also a director of Embrex, Inc.

JOHN R. ROBERTS, Director Since 2003, Age 65
(Standing for election at this meeting for a term expiring in 2010)

Mr. Roberts has served as Executive Director, Civic Progress St. Louis (civic organization) since 2000. From 1993 to 1998, he served as Managing Partner, Mid-South Region, Arthur Andersen LLP (public accountancy). Also a director of Regions Financial Corporation and Centene Corporation.

WARD M. KLEIN, Director Since 2005, Age 51
(Continuing in Office - Term expiring in 2008)

Mr. Klein has served as Chief Executive Officer, Energizer Holdings, Inc. since January 25, 2005. Prior to that time, he served as President and Chief Operating Officer from 2004 to 2005, as President, International from 2002 to 2004, and as Vice President, Asia Pacific and Latin America from 2000 to 2002. Also a director of AmerUs Group Co.

RICHARD A. LIDDY, Director Since 2000, Age 71
(Continuing in Office - Term expiring in 2008)

Mr. Liddy served as Chairman of the Board of GenAmerica Financial Corporation (insurance holding company) from 2000 to 2002. He also served as Chairman of the Board of the Reinsurance Group of America, Incorporated (insurance) from 1995 to 2002. Mr. Liddy was President of GenAmerica Financial from 1988 to 2000 and Chief Executive Officer of General American Life Insurance Company from 1992 to 2000. Also a director of Ralcorp Holdings, Inc. and Ameren Corporation.

W. PATRICK MCGINNIS, Director Since 2002, Age 59
(Continuing in Office - Term expiring in 2008)

Mr. McGinnis has served as Chief Executive Officer and President, Nestlé Purina PetCare Company (pet foods and related products) since 2001. From 1999 to 2001, he served as Chief Executive Officer and President, Ralston Purina Company. Also a director of Brown Shoe Company, Inc.

JOE R. MICHELETTO, Director Since 2000, Age 70
(Continuing in Office - Term expiring in 2008)

Mr. Micheletto served as Chief Executive Officer and President, Ralcorp Holdings, Inc. (food products) from 1996 to 2003. Also a director of Ralcorp Holdings, Inc. and Chairman of the Board of Vail Resorts, Inc.

BILL G. ARMSTRONG, Director Since 2005, Age 58
(Continuing in Office - Term expiring in 2009)

Mr. Armstrong served as Executive Vice President and Chief Operating Officer, Cargill Animal Nutrition (animal feed products), from 2001 to 2004. Prior to that, Mr. Armstrong served as Chief Operating Officer, Agribrands International, Inc. (animal feed products) from 1998 to 2001. Also a director of Ralcorp Holdings, Inc.

J. PATRICK MULCAHY, Director Since 2000, Age 62
(Continuing in Office - Term expiring in 2009)

Mr. Mulcahy has served as Vice Chairman of the Board since January, 2005, and prior to that time served as Chief Executive Officer, Energizer Holdings, Inc. from 2000 to 2005, and as Chairman of the Board and Chief Executive Officer of Eveready Battery Company, Inc. from 1987 to 2005. Also a director of Solutia, Inc. and Hanesbrands, Inc.

PAMELA M. NICHOLSON, Director Since 2002, Age 47
(Continuing in Office - Term expiring in 2009)

Ms. Nicholson has served as Executive Vice President and Chief Operating Officer, Enterprise Rent-A-Car (auto leasing) since 2004. She served as Senior Vice President, North American Operations for Enterprise from 1999 to 2004.

WILLIAM P. STIRITZ, Director Since 2000, Age 72
(Continuing in Office - Term expiring in 2009)

Mr. Stiritz has served as Chairman of the Board since 2000, and served as Chairman of the Energizer Holdings, Inc. Management Strategy and Finance Committee from 2000 to 2005. Mr. Stiritz served as Chairman of the Board, Chief Executive Officer and President of Agribrands International (animal feed products) from 1998 to 2001. He also served as Chairman of the Board of Ralston Purina Company from 1982 to 2001. Also a director of Ralcorp Holdings, Inc., Vail Resorts, Inc. and Federated Department Stores, Inc.

BOARD OF DIRECTORS STANDING COMMITTEES

Board Member	Board	Audit	Executive	Nominating and Executive Compensation	Finance and Oversight
Bill G. Armstrong	✓	✓		✓
R. David Hoover	✓
John C. Hunter	✓			✓
John E. Klein	✓	✓	✓	✓*
Ward M. Klein	✓		✓		✓
Richard A. Liddy	✓	✓	✓	✓
W. Patrick McGinnis	✓		✓	✓
Joe R. Micheletto	✓		✓
J. Patrick Mulcahy	✓		✓		✓*
Pamela M. Nicholson	✓	✓	✓	✓
John R. Roberts	✓	✓*	✓	✓
William P. Stiritz	✓*		✓*		✓
Meetings held in 2006	6	5	0	5	7

*Chairperson

Audit: Reviews auditing, accounting, financial reporting and internal control functions. Responsible for engaging and supervising our independent accountants, resolving differences between management and our independent accountants regarding financial reporting, pre-approving all audit and non-audit services provided by our independent accountants, and establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters. The Board of Directors has determined that all members are independent and financially literate in accordance with the criteria established by the Securities and Exchange Commission and the New York Stock Exchange. The Board has elected John R. Roberts as Chair of the Audit Committee, and has determined that he is both independent and an audit committee financial expert, as defined by Securities and Exchange Commission guidelines.

Executive: May act on behalf of the Board in the intervals between Board meetings.

Nominating and Executive Compensation: Sets compensation of executive officers, approves deferrals under the Company’s Deferred Compensation Plan, administers the Company’s 2000 Incentive Stock Plan and grants equity-based awards under that plan. Administers and approves awards under the Executive Officer Bonus Plan. Monitors management compensation and benefit programs, and reviews principal employee relations policies. Recommends nominees for election as directors or executive officers to the Board. Recommends committee memberships and compensation and benefits for directors. Also responsible for conducting the annual self-assessment process of the Board and its Committees, and regular review and updating of the Company’s Corporate Governance Principles. The Board of Directors has determined that all members are non-employee directors, and are independent, as defined in the listing standards of the New York Stock Exchange.

Finance and Oversight: Reviews the Company’s financial condition, objectives and strategies, and acquisitions and other major transactions, and makes recommendations to the Board concerning financing requirements, the Company’s stock repurchase program and dividend policy, foreign currency management and pension fund performance.

During fiscal year 2006, all directors attended 75% or more of the Board meetings and Committee meetings on which they served during their period of service. Each director is highly encouraged to attend the Company’s Annual Meeting of Shareholders each year. All directors attended the 2006 Annual Meeting.

Committee Charters, Governance and Codes of Conduct

The Charters of the Committees of the Board of Directors, and the Company’s Corporate Governance Principles, have been posted on the Company’s website at www.energizer.com, under “Our Company: Corporate Governance”. The Company’s code of business conduct and ethics applicable to the members of the Board of Directors, as well as the code applicable to the officers and employees, have each been posted on the Company’s website as well, under “Our Company - Codes of Conduct."

Copies of the Committee Charters, the Corporate Governance Principles, and the codes of conduct will be provided without charge to any shareholder upon request directed in writing to the Secretary, Energizer Holdings, Inc., 533 Maryville University Drive, St. Louis, Missouri 63141.

Director Independence

The Company’s Corporate Governance Principles, adopted by the Board of Directors, provide that a majority of the Board, and the entire membership of the Audit and the Nominating and Executive Compensation Committees of the Board, shall consist of independent, non-management directors who meet the criteria for independence required by the New York Stock Exchange. A director will be considered independent if he or she does not have a material relationship with the Company, as determined by the Board of Directors. To that end, the Board, in the Corporate Governance Principles, has established the following guidelines for determining whether a director is independent, consistent with the listing standards of the New York Stock Exchange: a director will not be considered independent if, within the last three years (i) the director or an immediate family member was employed by the Company or a subsidiary as an executive officer, (ii) the director or an immediate family member was employed in a professional capacity by the Company's external auditor, or in the Company’s Internal Audit department, (iii) any of the present executive officers of the Company serve on the compensation committee of another company that employs the director or an immediate family member of the director as an executive officer.

The following relationships will be considered material, which would also impact independence:

(i) a Company director or an immediate family member is an executive officer, or the director is an employee, of another company which does business with the Company and the payments to, or amounts received from, that other company exceed the greater of $1 million, or 2% of such other company’s consolidated gross revenues;

(ii) a Company director or an immediate family member, within the last three years, received more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

(iii) a Company director is an executive officer of a charitable organization and the Company's annual charitable contributions to the organization (exclusive of gift-match payments) exceed the greater of $100,000 or 2% of the organization's total annual charitable receipts;

(iv) a Company director is a partner of or of counsel to a law firm that performs substantial legal services to the Company on a regular basis; or

(v) a Company director is a partner, officer or employee of an investment bank or consulting firm that performs substantial services to the Company on a regular basis. For other significant relationships not specifically covered, a majority of the Company's independent directors, after considering all of the relevant circumstances, may make a determination whether or not such relationship is material and whether the director may therefore be considered independent under the New York Stock Exchange listing standards.

Director affiliations and transactions are regularly reviewed to ensure that there are no conflicts or relationships with the Company that might impair a director’s independence. Every year, the Company submits a questionnaire to each director and executive officer, and conducts its own internal review, for the purpose of identifying all transactions or relationships between each director, or any member of his or her immediate family, and the Company, its senior management and its independent auditor. Pursuant to that review, the Board has considered the independence of W. Patrick McGinnis and Joe R. Micheletto in light of the fact that the Company jointly owns three corporate aircraft with Nestle Purina Petcare Company, for which Mr. McGinnis serves as Chief Executive Officer and President, and Ralcorp Holdings, Inc., for which Mr. Micheletto serves as Vice Chairman of the Board. The aircraft are jointly owned in order to share the fixed costs associated with ownership which do not change based on usage, such as pilots’ salaries, aircraft acquisition expenses, and non-trip related maintenance and hangar fees. The aircraft are maintained and operated by employees of Nestle, and a pro rata portion of the fixed expenses are reimbursed to Nestle by the other owners based upon their respective percentages of ownership. Each owner is also assessed a charge per flight hour to cover all variable operating costs associated with each flight, including fuel costs, mileage, trip-related maintenance, landing fees, trip-related hangar and parking costs, and on-board catering. No additional margin or operating fee is paid to Nestle. The independent members of the Board determined that neither Mr. McGinnis nor Mr. Micheletto have any direct or indirect financial or other interests in the Company’s reimbursement of its aircraft expenses, or the Company’s continued ownership of its share of the aircraft, and consequently determined that the independence of Mr. McGinnis and Mr. Micheletto was not impacted.

Accordingly, based on the responses to the 2006 questionnaire and the results of its review, the Board has affirmatively determined that the following eight non-employee directors are independent from management: Bill G. Armstrong, John C. Hunter, John E. Klein, Richard A. Liddy, W. Patrick McGinnis, Joe R. Micheletto, Pamela M. Nicholson, and John R. Roberts.

Director Nominations

The Nominating and Executive Compensation Committee is responsible for recommending candidates for election to the Company’s Board of Directors, consistent with the requirements for membership set forth in the Company’s Corporate Governance Principles. Those requirements include integrity, independence, energy, forthrightness, analytical skills and a willingness to challenge and stimulate management, and the ability to work as part of a team in an environment of trust. The Principles also indicate the Board’s belief that each director should have a basic understanding of (i) the principal operational and financial objectives and plans and strategies of the Company, (ii) the results of operations and financial condition of the Company and its business segments, and (iii) the relative standing of the Company and its business segments in relation to its competitors. In addition to those standards, the Committee seeks directors who will represent the diverse interests of the Company’s shareholders, and who bring to the Board a breadth of experience from a variety of industries and professional disciplines. The Committee is also responsible for articulating and refining specific criteria for Board and committee membership to supplement, as appropriate, the more general criteria set forth in the Principles.

The Committee expects a high level of commitment from Board members and evaluates each candidate’s leadership and experience, skills, expertise and character traits, including the candidate’s ability to devote sufficient time to Board and Committee meetings in light of other professional commitments. The Committee also reviews whether a potential candidate meets Board and/or Committee membership requirements, as set forth in the Company’s Corporate Governance Principles, determines whether a potential candidate is independent according to the Board’s established criteria, and evaluates the potential for a conflict of interest between the director and the Company.

Historically, when vacancies have occurred, or when the Board determined that additional members were appropriate, candidates have been recommended to the Committee by other Board members or the Chief Executive Officer. The Committee, however, will consider and evaluate any shareholder-recommended candidates by applying the same criteria used to evaluate candidates recommended by directors or management. The Committee also has authority to retain a recruitment firm if it deems it advisable. Shareholders who wish to suggest an individual for consideration for election to the Board of Directors may submit a written nomination to the Secretary of the Company, 533 Maryville University Drive, St. Louis, Missouri 63141, along with the shareholder’s name, address and number of shares of Common Stock beneficially owned; the name of the individual being nominated and number of shares of Common Stock beneficially owned; the candidate’s biographical information, including age, business and residential address, and principal occupation for the previous 5 years, and the nominee’s consent to being named as a nominee and to serving on the Board. A description of factors qualifying or recommending the nominee for service on the Board would also be helpful to the Committee in its consideration. To assist in the evaluation of shareholder-recommended candidates, the Committee may request that the shareholder provide certain additional information required to be disclosed in the Company’s proxy statement under Regulation 14A of the Securities Exchange Act of 1934. If the Committee determines a candidate, however proposed, is suitable for Board membership, it will make a recommendation to the Board for its consideration.

Under the Company’s Bylaws, shareholders may also nominate a candidate for election at an annual meeting of shareholders. See “Shareholder Proposals for 2008 Annual Meeting” for details regarding the procedures and timing for the submission of such nominations. Director nominees submitted through this process will be eligible for election at the Annual Meeting, but will not be included in proxy material sent to shareholders prior to the meeting, except as described in that section.

Communicating Concerns to the Board

The Company has established several means for shareholders or others to communicate their concerns to the Board of Directors. If the concern relates to the Company's financial statements, business ethics, corporate conduct, accounting practices or internal controls, the concern should be submitted in writing to Mr. John R. Roberts, the Chair of the Audit Committee, in care of the Secretary of the Company, whose address is 533 Maryville University Drive, St. Louis, Missouri 63141. If the concern relates to the Company's governance practices, the concern may be submitted in writing to Mr. John Klein, the Chairman of the Nominating and Executive Compensation Committee, in care of the Secretary of the Company. Executive sessions without management directors present are scheduled at each Board meeting, and are chaired by Mr. J. Patrick Mulcahy, the Vice Chairman of the Board and Chairman of the Finance and Oversight Committee. Concerns may be raised with the non-management directors by written communication to Mr. Mulcahy, in care of the Secretary of the Company. If the shareholder is unsure as to which category his or her concern relates, he or she may communicate it to any one of the independent directors in care of the Secretary of the Company.

The Company's "whistleblower" policy prohibits the Company or any of its employees from retaliating or taking any adverse action against anyone for raising a concern. If a shareholder or employee nonetheless prefers to raise his or her concern in a confidential or anonymous manner, he or she may call Global Compliance Services’ AlertLine, the Company’s outside service provider, toll-free at 877-521-5625, or leave a message at the Company’s confidential web address: https:/energizer.alertline.com. Confidential letters may be sent to any independent director at:

AlertLine
PMB 3767
13950 Ballantyne Corporate Place
Charlotte, North Carolina 28273
U.S.A.

Director Compensation

All directors, other than Ward M. Klein, received the following fees for serving on the Board or its Committees. Mr. Klein receives no compensation other than his normal salary from the Company for his service on the Board and its Committees.

Annual Retainer…………………..……$40,000
Fee for Each Board Meeting…………   $1,000
Fee for Each Committee Meeting……  $1,000

The chairpersons of the Committees also receive an additional annual retainer of $10,000 for each Committee that they chair, and the Chairman of the Board receives the same additional annual retainer for his services as Chairman. At the end of each calendar year, each director also receives a 33 1/3% Company Match on deferrals of retainers and fees into the Energizer Common Stock Fund of the Deferred Compensation Plan, the terms of which are described in more detail below. In November of 2005, the Board approved, as additional director compensation, the annual crediting to each director of stock equivalents in the Energizer Common Stock Fund, with a value, as of December 31 of that year, of $57,000, based upon median director compensation at the comparator companies selected by the Nominating and Executive Compensation Committee for purposes of executive compensation. In November of 2006, the Board determined to maintain the same compensation structure for fiscal year 2007, including the crediting of equivalents with a value, as of December 31, 2006, of $57,000, and to review the compensation structure in depth every other year. The Company also pays the cost of transportation and lodging for attendance at Board and Committee meetings for the out-of-town directors. In 2006, the amounts paid for Messrs. Hoover, Armstrong and Hunter were $5,916, $16,453, and $26,167, respectively. In addition, the directors are also covered under the terms of the Company’s general directors’ and officers’ liability insurance policies, the premiums for which are a general expense of the Company - the Company does not obtain a specific policy for each director, or for the directors as a group.

The directors may make requests for contributions to charitable organizations from the Energizer Charitable Trust, which has been funded from time to time by the Company, and the trustees of that Trust, all employees of the Company, have determined to honor such requests which are in accordance with the charitable purpose of the Trust, and which do not exceed $10,000 in any year. The directors may request contributions in excess of that amount, but such requests are at the sole discretion of the trustees. All contributions are made out of the funds of the Trust, and are not paid by the Company.

On May 2, 2005, the Board approved a resolution authorizing Mr. Stiritz and Mr. Mulcahy, as Chairman and Vice Chairman, respectively, to use Company-owned aircraft for personal travel for up to 30 flight hours per year, per individual, when the Company-owned aircraft are not being used on business related trips. In addition, each of them was authorized to permit family members and guests to accompany them on business or personal flights on Company-owned aircraft. The Board also approved reimbursement of both individuals for any taxes associated with (i) their personal use of the Company aircraft, and (ii) the personal use by their family members and guests, but not including any taxes on such reimbursement. In FY 2006, the incremental cost to the Company of their personal use of the Company aircraft, on a variable cost basis, was $34,467 for Mr. Stiritz and $26,990 for Mr. Mulcahy, and the amounts reimbursed to those individuals for taxes associated with personal use, in the prior calendar year (which is paid on a delayed basis) were $12,125 and $2,523, respectively. The incremental cost to the Company for the directors’ personal use described above reflects the assessed charge per flight hour for such use. (See the discussion under Director Independence above.) Since the aircraft are used primarily for business travel, the above amounts exclude any prorated portion of the Company’s fixed costs.

In light of Mr. Mulcahy’s responsibilities as Vice Chairman of the Board and Chairman of its Finance and Oversight Committee, he is provided use of an office and computer at Company headquarters and part-time secretarial assistance, as well as a cellphone and certain business publication subscriptions. From time to time, as part of his responsibilities as Chairman of the Finance and Oversight Committee, he incurs travel and other business expenses on behalf of the Company, for which he is reimbursed.

Stock Awards

As part of the overall director compensation structure, upon initial appointment to the Board, each non-employee director is granted an option to purchase 10,000 shares of Common Stock of the Company under the terms of the Company’s 2000 Incentive Stock Plan. These options have a ten year term, have an exercise price equal to the closing price, as of the date of grant, of the Common Stock on the New York Stock Exchange composite index, and are exercisable at the rate of 20% per year, beginning on the first anniversary of the date of grant. They are exercisable prior to that date upon the director’s death, declaration of total and permanent disability, retirement or resignation from the Board, or upon a change in control of the Company. (Mr. Stiritz and Mr. Mulcahy, who were officers of the Company at the time of their initial appointment, each received, in lieu of the director grant, an option to purchase 500,000 shares of Common Stock.)

From 2000 through 2003, each non-employee director also received a restricted stock equivalent award, under which the director would be credited with a restricted stock equivalent for each share of the Company's Common Stock he acquired within two years, up to a limit of 10,000 shares. (Mr. Stiritz and Mr. Mulcahy, as officers at that time, received similar awards, but each with a limit of 130,000 shares.) The equivalents granted vest three years from crediting and convert, at that time, into an equal number of shares of Common Stock. They also vest upon a director’s death, declaration of total and permanent disability, or upon a change in control of the Company. If previously elected by the director, conversion may be deferred until the director terminates service on the Board. As of November 1, 2006 the following directors are credited with the indicated number of unvested restricted stock equivalents: Mr. J. Klein - 10,000 equivalents; and Ms. Nicholson - 10,000 equivalents. Of these, 10,000 granted to Mr. Klein and 2,000 granted to Ms. Nicholson will vest within 60 days and consequently are included in the Common Stock Ownership Table. In January, 2005, upon his retirement as Chief Executive Officer, Mr. Mulcahy was granted 10,000 restricted stock equivalents as consideration for an agreement not to compete with the Company. Vested equivalents credited to the directors are indicated in footnote (G) to the Common Stock Ownership table of this Proxy Statement.

Deferred Compensation Plan

Directors can elect to have their retainer and meeting fees paid monthly in cash, or defer payment until their resignation from the Board, under the terms of the Energizer Holdings, Inc. Deferred Compensation Plan. Under that Plan, they can defer in the form of stock equivalents under the Energizer Common Stock Unit Fund, which tracks the value of the Company’s Common Stock, they can defer into the Prime Rate Option, under which deferrals are credited with interest at Morgan Guaranty Trust Company of New York’s prime rate, an above-market interest rate, or they can defer into any of the Measurement Fund Options which track the performance of the Vanguard investment funds offered under the Company’s Savings Investment Plan. Deferrals into the Energizer Common Stock Unit Fund during each calendar year are increased by a 33 1/3% match from the Company at the end of that year. In addition, as noted above, on December 31, 2005, each non-employee director was also credited with equivalents having a value on that date of $57,000. Deferrals in the Plan are paid out in a lump sum in cash within 60 days following the director’s termination of service on the Board.

OTHER BUSINESS

The Board knows of no business which will be presented at the 2007 Annual Meeting other than that described above. The Company’s Bylaws provide that shareholders may nominate candidates for directors or present a proposal or bring other business before an Annual Meeting only if they give timely written notice of the nomination or the matter to be brought not less than 90 nor more than 120 days prior to the Meeting. No such notice with respect to the 2007 Annual Meeting was received by the deadline of October 24, 2006.

SELECTION OF AUDITORS

The Audit Committee, in accordance with authority granted in its charter by the Board, appointed PricewaterhouseCoopers LLP (“PwC”) as independent accountants for the current fiscal year. PwC has served as the Company’s independent accountant for every fiscal year since 2000. A representative of that firm will be present at the 2007 Annual Meeting of Shareholders and will have an opportunity to make a statement, if desired, as well as to respond to appropriate questions.

Fees Paid to PricewaterhouseCoopers LLP (in thousands)

	FY 06	FY 05
Audit Fees	$4,223	$4,290
Audit-Related Fees	$ 83	$ 146
Tax Fees
Tax Compliance/ preparation	$ 780	$ 762
Other Tax Services	$ 326	$ 840
Total Tax Fees	$1,106	$1,602
All Other Fees		$ 3
Total Fees	$5,412	$6,041

Services Provided by PricewaterhouseCoopers LLP

The table above discloses fees paid to PwC during the last two fiscal years for the following professional services:

•
Audit Fees - These are fees for professional services performed by PwC for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

•
Audit-Related Fees - These are fees for assurance and related services performed by PwC that are reasonably related to the performance of the audit or review of the Company’s financial statements. This includes: employee benefit and compensation plan audits; due diligence related to mergers and acquisitions; internal control reviews; attestations by PwC that are not required by statute or regulation; and consulting on financial accounting/reporting standards.

•
Tax Fees - These are fees for professional services performed by PwC with respect to tax compliance, tax advice and tax planning. This includes preparation of original and amended tax returns for the Company and its consolidated subsidiaries; refund claims; payment planning; tax audit assistance; and tax work stemming from “Audit-Related” items.

•
All Other Fees - These are fees for other permissible work performed by PwC that does not meet the above category descriptions. This includes litigation assistance, tax filing and planning for individual employees involved in the Company’s expatriate program and various local engagements that are permissible under applicable laws and regulations.

Audit Committee Pre-Approval Policy

The Audit Committee has a formal policy concerning approval of all services to be provided by PwC, the Company’s independent auditor, including audit, audit-related, tax and other services. The policy requires that all services PwC may provide to the Company must be pre-approved by the Committee. The Chairman of the Committee has the authority to pre-approve permitted services that require action between regular Committee meetings, provided he reports to the Committee at the next regular meeting. Early in each fiscal year, the Committee approves the list of planned audit and non-audit services to be provided by PwC during that year, as well as a budget estimating spending for such services for the fiscal year. Any proposed services exceeding the maximum fee levels set forth in that budget must receive specific pre-approval by the Audit Committee. The Committee approved all services provided by PwC during fiscal year 2006.

STOCK OWNERSHIP INFORMATION

Five Percent Owners of Common Stock. The table below lists the persons known by the Company to beneficially own at least 5% of the Company’s common stock as of November 1, 2006.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership	% of Shares Outstanding
Ariel Capital Management, LLC 200 East Randolph Drive Suite 2900 Chicago, IL 60601	Common Stock	5,663,379(A)	9.97%
Goldman Sachs Asset Management 32 Old Slip New York, NY 10005	Common Stock	5,344,331(B)	9.41%
William P. Stiritz 533 Maryville University Drive St. Louis, MO 63141 Attn.: Corporate Secretary	Common Stock	3,420,957(C)	5.96%(D)

(A)
Based on a written statement by the shareholder, which disclaims any beneficial economic interest in any of the shares, and states that it holds the voting power and/or investment discretion solely in a fiduciary capacity as an investment adviser for its clients, none of which individually owns more than 5% of the Common Stock. Of the total shares beneficially owned, the shareholder has voting and investment powers as follows: sole voting - 4,529,224 shares; shared voting - 0 shares; sole dispositive - 5,660,159 shares; and shared dispositive - 3,220 shares.

(B)
Based on a 13F filed as of September 30, 2006 by the shareholder, a separate operating unit of Goldman Sachs & Co., which disclaims any beneficial economic interest in any of the shares, and states that it holds the voting power and/or investment discretion solely in a fiduciary capacity as an investment adviser for its clients, none of which individually owns more than 5% of the Common Stock. Of the total shares beneficially owned, the shareholder has voting and investment powers as follows: sole voting - 4,007,925 shares; shared voting - 0 shares; sole dispositive - 3,238,530 shares; and other dispositive power - 2,105,801 shares.

(C)
Based on a written statement from the shareholder, which disclaims any beneficial interest in 521,357 shares owned by the shareholder’s spouse. The total shares beneficially owned also includes shares which may be acquired within 60 days upon exercise of vested options and conversion of restricted stock equivalents. Of the total shares beneficially owned, the shareholder has voting and investment powers as follows: sole voting - 2,269,600 shares; shared voting - 0 shares; sole dispositive - 2,269,600 shares; and shared dispositive - 0 shares.

(D)
The number of shares outstanding used in this calculation was the number actually outstanding on November 1, 2006, plus 630,000 shares which Mr. Stiritz could acquire upon exercise of options or conversion of stock equivalents within 60 days.

COMMON STOCK OWNERSHIP OF DIRECTORS
AND EXECUTIVE OFFICERS

The table below contains information regarding stock ownership of directors, nominees and executive officers as of November 1, 2006. It does not reflect any changes in ownership that may have occurred after that date.

Directors And Executive Officers	Shares Beneficially Owned	Shares held in Savings Investment Plan (A)	Options Exercisable Within 60 Days (B)	% of Shares Outstanding (C) (*denotes less than 1%)
Bill G. Armstrong	1,000	0	10,000	*
R. David Hoover	20,000 (G)	0	10,000	*
John C. Hunter	0	0	10,000	*
John E. Klein	21,700(G)	0	10,000	*
Richard A. Liddy	19,000 (G)	0	10,000	*
W. Patrick McGinnis	38,918	0	10,000	*
Joe R. Micheletto	20,008 (G)	0	10,000	*
Pamela M. Nicholson	12,000(G)	0	10,000	*
John R. Roberts	20,000 (G)	0	10,000	*
William P. Stiritz	2,920,957 (D)(G)	0	500,000	5.83%
J. Patrick Mulcahy	441,843 (E)	29,219	500,000	1.65%
Ward M. Klein	74,132 (G)	5,277	201,250	*
David P. Hatfield	6,997 (G)	2,385	22,501	*
Joseph E. Lynch	25,000 (G)	423	140,000	*
Joseph W. McClanathan	38,356 (G)	3,765	113,334	*
Daniel J. Sescleifer	9,167 (F)(G)	0	5,002	*
All Officers and Directors	3,683,771 (F)(G)	44,161	1,575,588	9.04%

In general, “beneficial ownership” includes those shares a director or executive officer has the power to vote or transfer, as well as shares owned by immediate family members that reside with the director or officer. Unless otherwise indicated below, directors and executive officers named in the table above have sole voting and investment authority with respect to the shares set forth in the table. The table above also indicates shares that may be obtained within 60 days upon the exercise of options, or upon the conversion of vested stock equivalents into shares of common stock.

(A)
Column indicates the most recent approximation of the number of shares of Common Stock as to which participants in the Company’s Savings Investment Plan have voting and transfer rights. Shares of Common Stock which are held in the Plan are not directly allocated to individual participants but instead are held in a separate fund in which participants acquire units. Such fund also holds varying amounts of cash and short-term investments. The number of shares allocable to a participant will vary on a daily basis based upon the cash position of the fund and the market price of the stock.

(B)
Under the terms of the stock option agreements granted to the directors, all options granted to a director that have otherwise not vested will vest and become exercisable in the event that he or she retires or resigns from the Board. Options granted to each of the officers provide that they will vest and become exercisable in the event that the officer retires after attaining age 55; accordingly, options granted to Mr. Lynch would become exercisable if he were to retire.

(C)
The number of shares outstanding for purposes of this calculation was the number outstanding as of November 1, 2006 plus the number of shares which could be acquired upon the exercise of vested options, or options that could vest within 60 days, by all officers and directors, and the conversion of vested stock equivalents.

(D)	Mr. Stiritz disclaims beneficial ownership of 521,357 shares of Common Stock owned by his wife.
(E)	Mr. Mulcahy disclaims beneficial ownership of 12,500 shares of Common Stock owned by his wife and 111 shares owned by his step-daughter.
(F)
Excludes 110,132 shares of Common Stock held to fund retirement benefits by the Energizer Holdings, Inc. Retirement Plan Trust, of which Mr. Sescleifer and another executive officer serve as two of six trustees who collectively exercise voting and investment power. The officers disclaim beneficial ownership of those shares.

(G)
Includes vested Common Stock equivalents which will convert to shares of Common Stock upon the officer’s or director’s retirement, resignation from the Board or termination of employment with the Company. The number of vested equivalents credited to each individual officer or director is as follows: Mr. Stiritz: 130,000; Mr. Hoover: 10,000; Mr. Liddy: 10,000; Mr. Micheletto: 10,000; Mr. Roberts: 10,000; Mr. J. Klein: 10,000; Ms. Nicholson: 2,000; Mr. Ward Klein: 42,292; Mr. McClanathan: 36,667; Mr. Sescleifer: 9,167; Mr. Lynch (vesting in the event of retirement): 25,000; Mr. Hatfield: 3,334 and all other executive officers: 9,167.

EXECUTIVE COMPENSATION

The following tables and narratives discuss the compensation paid in fiscal year 2006 to the Chief Executive Officer and the other four most highly compensated executive officers (“Named Executive Officers”).

The Summary Compensation Table set forth below summarizes compensation received by the Named Executive Officers for the entire fiscal years indicated.

SUMMARY COMPENSATION TABLE

Long-Term
					Compensation		Long-Term
					(Awards)		Compensat’n
					Securities	Restricted	(Payouts)
				Other Annual	Underlying	Stock	Long-Term	All Other
		Annual Compensation		Compensation	Options	Equivalents	Incentive	Compensation
Name and Principal Position	Year	Salary($)	Bonus($)	($)	(#)	($)(1)	Plan ($) (3)	($)(4)
Ward M. Klein Chief Executive Officer	2006 2005 2004	$700,000 $602,976 $500,000	$938,700 $818,350 $742,500	$67,371(2) $2,205 -	- 45,000 100,000	- $1,106,550 -	$565,500 $450,000 $236,000	$1,730,630 $273,005 $21,933

Joseph E. Lynch CEO & President, Schick-Wilkinson Sword	2006 2005 2004	$440,000 $425,000 $411,671	$566,016 $433,723 $407,880	- $7,443 -	- 10,000 50,000	- $245,900 -	$244,800 $237,100 $165,000	$482,540 $181,423 $153,660

Joseph W. McClanathan CEO & President, Energizer Battery	2006 2005 2004	$440,000 $425,000 $350,000	$504,416 $460,700 $462,000	$4,371 $1,054 $1,051	- 20,000 50,000	- $461,300 -	$306,000 $280,000 $236,000	$531,856 $165,564 $ 12,422

Daniel J. Sescleifer Executive Vice President and Chief Financial Officer	2006 2005 2004	$370,000 $325,000 $284,900	$396,936 $405,340 $376,200	- $5,225 -	- 10,000 -	- $230,650 -	$226,200 $228,000 $220,000	$308,929 $132,698 $65,203

David P. Hatfield Executive Vice President and Chief Marketing Officer	2006 2005 2004	$290,000 $275,000 $241,251	$249,342 $227,040 $247,500	- - -	- 20,000 -	- $461,300 -	$153,450 $150,000 $117,765	$158,024 $102,547 $ 98,599

(1) Table shows value of restricted stock equivalents as of date of grant. As of September 30, 2006, the aggregate number and value of unvested restricted stock equivalents credited to each of the Named Executive Officers was as follows:

w	Mr. Klein, 30,208 equivalents; $2,174,674
w	Mr. Lynch, 17,083 equivalents; $1,229,805
w	Mr. McClanathan, 20,833 equivalents; $1,499,768
w	Mr. Sescleifer, 17,083 equivalents; $1,229,805
w	Mr. Hatfield, 10,416 equivalents; $749,848

In May, 2003, Messrs. Lynch, Klein, McClanathan, Sescleifer and Hatfield were each granted 20,000 restricted stock equivalents which vest, in one-third increments, every third year over a nine-year period. In October, 2004, Messrs. McClanathan and Hatfield were each granted 10,000 restricted stock equivalents, and Mr. Sescleifer was granted 5,000 restricted stock equivalents, and, in January, 2005, Mr. Klein was granted 22,500 restricted stock equivalents, and Mr. Lynch was granted 5,000 restricted stock equivalents, all of which vest, in 25% increments, every year commencing on the 1st anniversary date of the award. With respect to all of the above grants, at vesting, the equivalents will convert into shares of Common Stock unless the Officer elected to defer conversion until termination of employment. The equivalents also vest upon the Officer’s death, disability, involuntary termination of employment or change of control of the Company. If dividends are paid on the Common Stock, an amount in cash equal to the dividends that would have been paid if the equivalents had been actual shares of Common Stock will be paid to the Officer at the time of conversion. Vested but deferred equivalents credited to the Officers are indicated in footnote (G) to the Common Stock Ownership table of this Proxy Statement.

Performance-based restricted stock equivalent units credited to each of the Named Executive Officers under the Deferred Compensation Plan during fiscal year 2006, which are payable in cash at retirement, are set forth in the Long-Term Incentive Plan table.

(2) Amounts in this column include tax reimbursements and, for Mr. Klein, perquisites.  The following are the only perquisites provided by the Company to the Named Executive Officers, but the aggregate value of all perquisites actually received by each of the other Named Executive Officers did not exceed the minimum threshold for disclosure in years 2006, 2005 and 2004.

Personal use of Company aircraft. Ward M. Klein, the Chief Executive Officer, has been authorized to use Company-owned aircraft for personal travel for up to 30 flight hours per year, when the Company-owned aircraft are not being used on business related trips. In addition, he is authorized to permit family members and guests to accompany him on business or personal flights on Company-owned aircraft. The Board has also determined that service on other boards of directors is an important element of executive development, and has authorized Mr. Klein to use the aircraft for travel to other board meetings. Although the Company believes his travel to other board meetings is a valid business expense, the SEC has indicated that it considers such usage to be a perquisite. During 2006, the incremental cost to the Company related to Mr. Klein’s personal use of the aircraft was $13,536, and the cost of his usage for purposes of attending other board meetings was $28,058, for a total of $41,594, reflecting the assessed charge per flight hour for such use.

Executive Financial Planning Program. The Company will reimburse the executives for 80% of the cost of personal financial advisory services, up to certain annual maximums. During 2006, the following reimbursement payment was made:
Mr. Klein, $6,974.

Executive Health Plan. The Company pays the annual premium for each executive for an Executive Health insurance policy which generally covers all health care and dental expenses to the extent not covered by the Company’s Medical and Dental Plans. The executives are required to pay for underlying coverage under the Medical and Dental Plans at the same rate as all other employees. During 2006, the Company paid $11,682 in Executive Health premiums for each of the Named Executive Officers. The Nominating and Executive Compensation Committee, following the end of FY 2006, has elected to freeze the Executive Health plan for existing participants, and not to offer it to any additional participants.

Executive Excess Liability Plan. The Company pays the annual premium for a group policy providing each executive with personal excess liability coverage in excess of the executive’s primary personal liability insurance, the cost of which is borne by each executive. During 2006, the Company paid $1,500 in premiums for Mr. Klein, and $775 for each of the other Named Executive Officers.

The above list of perquisites does not include any contributions made by the Energizer Charitable Trust which may have been made at the request of any of the Named Executive Officers. The trustees of that trust, all employees of the Company, independently review requests for contributions to charitable organizations from employees, officers, and the community at large, and, in their sole discretion, authorize contributions in accordance with the purposes of the trust.

(3) Amounts in this column reflect payment of “banked” bonus opportunities created in fiscal year 2005 under the Company’s Annual and Long-Term Bonus Program, which were payable contingent upon achievement of budgeted targets for FY 2006. The budgeted EPS target for that year was adjusted by $.25 in December, 2005 by the Nominating and Executive Compensation Committee to reflect the European restructuring project implemented in 2006. See the Compensation Committee report for a discussion of that adjustment.

(4) The amounts shown in this column with respect to fiscal year 2006 consist of the following:

(i) above-market interest (120% of the long-term applicable federal rate) credited to deferrals into the Prime Rate Fund of the Deferred Compensation Plan:

w	Mr. Klein, $832
w	Mr. McClanathan, $12,380
w	Mr. Sescleifer, $2,919
w	Mr. Hatfield, $17,876

(ii) Company matching contributions or accruals in the Savings Investment Plan and Executive Savings Investment Plan:

w	Mr. Klein, $32,888
w	Mr. Lynch, $15,576
w	Mr. McClanathan, $23,367
w	Mr. Sescleifer, $16,688
w	Mr. Hatfield, $7,963

The amounts shown do not include benefits which were accrued by the Named Executive Officers in the Executive Savings Investment Plan in lieu of the PensionPlus Match Account in the Energizer Holdings, Inc. Retirement Plan due to certain limits imposed by the Internal Revenue Code on accruals in the Retirement Plan. Such additional amounts are disclosed in the discussion of the PensionPlus Match Account under “RETIREMENT PLAN” in this Proxy Statement.

(iii) Company match equal to 25% of the portion of the officer’s annual bonus voluntarily deferred into the Energizer Stock Equivalent Fund of the Deferred Compensation Plan:

w	Mr. Klein, $376,050
w	Mr. Lynch, $202,704
w	Mr. McClanathan, $152,604
w	Mr. Sescleifer, $77,892

(iv) In October of 2005, the Nominating and Executive Compensation Committee awarded the executive officers Performance Awards denominated in stock equivalent units under the terms of the Deferred Compensation Plan. 25% of the total units awarded to each officer will vest 3 years from the date of grant, at which time it can be transferred to other investment options offered under the Plan. The number of those units, and their value on the date of grant, is indicated below and that value is included in this column. Vesting of the remaining 75% of the award is subject to achievement of targeted EPS growth over that 3 year period, and the number of such units is included in the Long-Term Incentive Plan table. Awards under the Deferred Compensation Plan are payable only in cash upon a participant’s retirement or other termination of employment.

w	Mr. Klein, 25,000 equivs. - $1,320,750
w	Mr. Lynch, 5,000 equivs. - $264,150
w	Mr. McClanathan, 6,500 equivs. - $343,395
w	Mr. Sescleifer, 4,000 equivs. - $211,320
w	Mr. Hatfield, 2,500 equivs. - $132,075

(v) the Group Life Insurance Plan — term life insurance premiums paid by the Company for the first $40,000 of coverage for each of the Named Executive Officers, $110.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR END OPTION VALUES

Name			Number of Unexercised Options at FY-End (#)		Value of Unexercised Options at FY End
	Shares Acquired on Exercise (#)	Value Realized	Exer- cisable	Unexer-cisable	Exercisable	Unexercisable
W. M. Klein	20,000	$960,000	201,250	93,750	$9,465,588	$2,515,238
J. E. Lynch	80,000	$3,172,800	22,500	117,500	$638,825	$4,775,775
J. W. McClanathan	-	-	108,334	61,666	$4,856,961	$1,958,739
D. J. Sescleifer	40,000	$1,915,500	35,834	24,166	$1,461,011	$892,089
D. P. Hatfield	-	-	17,501	14,166	$652,967	$433,114

LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR

			Estimated Future Payments Under Non-Stock Price-Based Plans
Name	Number of Shares, Units or Other Rights (#)	Performance or Other Period Until Maturation or Payout	Threshold	Target	Maximum
W. M. Klein	N/A	10/01/05 - 9/30/07 (2)	$308,000	$616,000	$616,000
	75,000 (1)	10/01/05 - 9/30/08	25,000	75,000	75,000
J. E. Lynch	N/A	10/01/05 - 9/30/07 (2)	$165,440	$330,880	$330,880
	15,000 (1)	10/01/05 - 9/30/08	5,000	15,000	15,000
J. W. McClanathan	N/A	10/01/05 - 9/30/07 (2)	$121,440	$242,880	$242,880
	19,500 (1)	10/01/05 - 9/30/08	6,500	19,500	19,500
D. J. Sescleifer	N/A	10/01/05 - 9/30/07 (2)	$130,240	$260,480	$260,480
	12,000(1)	10/1/05 - 9/30/08	4,000	12,000	12,000
D. P. Hatfield	N/A	10/01/05 - 9/30/07 (2)	$60,030	$120,060	$120,060
	7,500 (1)	10/01/05 - 9/30/08	2,500	7,500	7,500

(1) In October of 2005, the Committee granted Performance Awards to the Named Executive Officers, as set forth in the table above, pursuant to the Company’s Deferred Compensation Plan. Under the terms of the Awards, each officer was credited with unvested restricted stock equivalent units in the Energizer Stock Equivalent investment option of the Plan. 25% of the total number of units awarded will vest in 3 years from the date of grant, provided the officer remains employed with the Company, and the value of those awards is included in the “All Other Compensation” column of the Summary Compensation Table. The vesting of the remaining 75% of the units awarded (which are shown in the chart above) is subject to achievement of performance thresholds, as described below; the units will also vest in their entirety upon death, permanent disability, involuntary termination, or a change in control of the Company. The number of units shown under Threshold above will vest only if the compound annual growth in the Company’s earnings per share (EPS) from October 1, 2005 until September 30, 2008 is at least 10%, with a proportionate increase in the number of units vesting for compound annual growth in excess of that threshold, up to a maximum number vesting, as shown above, at a compound annual growth rate of 15% over that period. Upon vesting, the current value of the units awarded may be transferred, at the participant’s election, to other investment options of the Plan. The value of vested units is payable in cash only upon a participant’s retirement or other termination of employment, based on the value of Energizer common stock at that time.

(2) The Company’s Annual and Long-Term Bonus Program is designed to promote consistent earnings per share growth from year to year. Under the long-term component of the Program approved at the beginning of fiscal year 2006, because final results for that year exceeded a budgeted target for EPS (and for Messrs. McClanathan, Lynch and Hatfield, additional operating unit profit targets) established at the beginning of the fiscal year, participants were granted a contingent “banked” bonus equal to a percentage between 50 and 100% of their individual “bonus target”. (An individual’s bonus target is a percentage of his or her base salary.) Participants are not entitled, however, to receive any part of the banked bonus unless actual EPS results for fiscal year 2007 are at least equal to EPS results for 2006, as adjusted, in which case participants will be paid 50% of their banked bonus. (See the Compensation Committee Report for a discussion of adjustments to the EPS targets for 2006 and 2007.) That percentage increases proportionately for results in excess of that threshold, up to a maximum of 100% of the banked bonus, if the budgeted EPS target for 2007 (established at the beginning of that fiscal year) is achieved.

Under the Program, an individual that is eligible for a long-term award (assuming that thresholds are met) for a particular fiscal year must remain employed by the Company through the end of the following fiscal year in order to be eligible for a payment.

RETIREMENT PLAN

The Energizer Holdings, Inc. Retirement Plan may provide pension benefits in the future to the Named Executive Officers. Most regular U.S. employees that have completed one year of employment with the Company or certain of its subsidiaries are eligible to participate in the Retirement Plan. They become vested after five years of service. Normal retirement is at age 65; however, employees who work beyond age 65 may continue to accrue benefits.

Final Average Earnings Formula. Annual benefits for Mr. Klein, and other administrative employees who so elected, are computed by multiplying their Final Average Earnings (the average of their five highest consecutive annual earnings during the ten years prior to their termination of employment), by a number which is 1.5% of their actual years of service (to a maximum of 40 years). That amount is then reduced by up to one-half of their primary social security benefit at retirement (with the actual amount of offset determined by their age and years of service at retirement).

The following table shows a range of estimated annual retirement benefits, in the form of a single life annuity with 60 monthly payments guaranteed, beginning at age 65, that would be payable from the Retirement Plan to salaried employees, including the Named Executive Officers. To the extent a Named Executive Officer’s compensation or benefits exceed certain limits imposed by the Internal Revenue Code of 1986, as amended, the table also includes benefits payable from an unfunded supplemental retirement plan. The table reflects benefits after the reduction for social security benefits described above for Mr. Klein.

RETIREMENT PLAN TABLE
Final Average Earnings Formula - Annuity Payments

Final Average	Years of Service
Earnings	10	15	20	25	30

$300,000	$41,000	$61,500	$82,000	$102,500	$123,000
$400,000	$56,000	$84,000	$112,000	$140,000	$168,000
$500,000	$71,000	$106,500	$142,000	$177,500	$213,000
$600,000	$86,000	$129,000	$172,000	$215,000	$258,000
$700,000	$101,000	$151,500	$202,000	$252,500	$303,000
$800,000	$116,000	$174,000	$232,000	$290,000	$348,000
$1,000,000	$146,000	$219,000	$292,000	$365,000	$438,000
$1,200,000	$176,000	$264,000	$352,000	$440,000	$528,000
$1,400,000	$206,000	$309,000	$412,000	$515,000	$618,000
$1,500,000	$221,000	$331,500	$442,000	$552,500	$663,000
$1,600,000	$236,000	$354,000	$472,000	$590,000	$708,000
$1,800,000	$266,000	$399,000	$532,000	$665,000	$798,000
$2,000,000	$296,000	$444,000	$592,000	$740,000	$888,000
$2,200,000	$326,000	$489,000	$652,000	$815,000	$978,000
$2,400,000	$356,000	$534,000	$712,000	$890,000	$1,068,000
$2,600,000	$386,000	$579,000	$772,000	$965,000	$1,158,000
$2,800,000	$416,000	$624,000	$832,000	$1,040,000	$1,248,000
$3,000,000	$446,000	$669,000	$892,000	$1,115,000	$1,338,000

Modified to reflect the Social Security Offset figure in effect on 9/30/06.

Account Based Formula. Retirement benefits for Mr. McClanathan, Mr. Hatfield and Mr. Sescleifer are calculated under an “account based” benefit formula. (Such calculation was elected by Mr. McClanathan and Mr. Hatfield as a result of a one-time election in 1998, and was mandated for Mr. Sescleifer by reason of his employment after that date.) Under this benefit formula, a participant’s “base” single sum retirement benefit is calculated by multiplying the participant’s Final Average Earnings (the average of his or her five highest consecutive annual earnings during the ten years prior to his or her termination of employment) by a gross percentage that is accumulated over a participant’s working lifetime. The first five years of a participant’s employment each credit a rate of 4.0% towards that gross percentage. The next five years credit 5.0% each, the next five 6.5% each, the next five 8.0% each and each year in excess of 20 years credits 10% per year. In addition to this “base” single sum benefit, an additional “excess” single sum benefit is calculated as the amount of the participant’s Final Average Earnings that is in excess of the Social Security Covered Compensation level in the year of calculation (i.e., in 2006, $48,816) multiplied by a percentage calculated as 3.5% of the participant’s actual years of service. The participant also has the option of receiving his or her pension benefit in the form of an annuity payable for the life of the participant, with a guaranteed payment of 60 monthly payments, which annuity is the actuarial equivalent of the single sum amount. In no event, however, can the amount of the annuity payable to Mr. McClanathan or Mr. Hatfield be less than the annuity that they respectively earned as of December 31, 1998 under the Final Average Earnings benefit formula described above. The following table shows a range of estimated retirement benefits, in the form of a single sum amount, that would be payable from the Retirement Plan as of the date of termination of employment under the terms of the account-based formula described above. To the extent that a participant’s compensation or benefits exceed certain limits imposed by the Internal Revenue Code of 1986, as amended, the table also includes benefits payable from an unfunded supplemental retirement plan. Reflecting the annuity conversion rates in effect for fiscal/plan year 2005-2006, the annuity amount that would be payable as of a participant’s Normal Retirement Age (65) based on the indicated single sum amounts would be determined as 8.1% of the participant’s stated single sum balance credited with compound interest at a rate of 3% per annum from the participant’s date of termination to the participant’s 65th birthday.

RETIREMENT PLAN TABLE
Final Average Earnings - Account Based Formula

Final Average	Years of Service
Earnings	10	15	20	25	30

$300,000	$222,900	$364,400	$528,300	$722,300	$916,200
$400,000	$302,900	$494,400	$715,800	$977,300	$1,238,700
$500,000	$382,900	$624,400	$903,300	$1,232,300	$1,561,200
$600,000	$462,900	$754,400	$1,090,800	$1,487,300	$1,883,700
$700,000	$542,900	$884,400	$1,278,300	$1,742,300	$2,206,200
$800,000	$622,900	$1,014,400	$1,465,800	$1,997,300	$2,528,700
$1,000,000	$782,900	$1,274,400	$1,840,800	$2,507,300	$3,173,700
$1,200,000	$942,900	$1,534,400	$2,215,800	$3,017,300	$3,818,700
$1,400,000	$1,102,900	$1,794,400	$2,590,800	$3,527,300	$4,463,700
$1,500,000	$1,182,900	$1,924,400	$2,778,300	$3,782,300	$4,786,200
$1,600,000	$1,262,900	$2,054,400	$2,965,800	$4,037,300	$5,108,700
$1,800,000	$1,422,900	$2,314,400	$3,340,800	$4,547,300	$5,753,700

Modified to reflect the Social Security Covered Compensation figure in effect on 9/30/06.

Account Based Formula for Former Warner-Lambert Plan Participants. Retirement benefits for Mr. Lynch are calculated under an “account based” benefit formula for Schick-Wilkinson Sword employees that formerly participated in the Warner-Lambert Retirement Plan. Under this benefit formula, a participant’s “base” single sum retirement benefit is calculated by multiplying the participant’s Final Average Earnings (the average of his or her five highest consecutive annual earnings during the ten years prior to his or her termination of employment) by a gross percentage that is accumulated over a participant’s working lifetime while an Energizer employee. Service with Warner-Lambert is taken into account for the purpose of determining the level at which such participant shall enter the Pension Equity Benefit formula. The first two years of Mr. Lynch’s employment with Energizer each credit a rate of 5.0% towards that gross percentage. The next five years credit 6.5% each, the next five 8.0% each, and each year in excess of 12 years credits 10% per year. In addition to this “base” single sum benefit, an additional “excess” single sum benefit is calculated as the amount of the participant’s Final Average Earnings that is in excess of the Social Security Covered Compensation level in the year of calculation (i.e., in 2006, $48,816) multiplied by a percentage calculated as 3.5% of the participant’s actual years of service with Energizer. The participant also has the option of receiving his pension benefit in the form of an annuity payable for the life of the participant, with a guaranteed payment of 60 monthly payments, which annuity is the actuarial equivalent of the single sum amount. The following table shows a range of estimated retirement benefits, in the form of a single sum amount, that would be payable from the Retirement Plan as of the date of termination of employment under the terms of the account based formula described above based on Mr. Lynch’s service history. To the extent that a participant’s compensation or benefits exceed certain limits imposed by the Internal Revenue Code of 1986, as amended, the table also includes benefits payable from an unfunded supplemental retirement plan. Reflecting the annuity conversion rates in effect for fiscal/plan year 2005-2006, the annuity amount that would be payable as of a participant’s Normal Retirement Age (65) based on the indicated single sum amounts would be determined as 8.1% of the participant’s stated single sum balance credited with compound interest at a rate of 3% per annum from the participant’s date of termination to the participant’s 65th birthday.

Due to Mr. Lynch’s service with Warner-Lambert prior to Schick’s acquisition, he is entitled to a frozen benefit in addition to the account based benefit described above. This frozen benefit of $25,745.67 annually is in addition to the amounts shown in the table. This benefit is payable as an annual annuity for the life of the participant with 50% of the annuity payable to their surviving spouse. Monthly installments commence at age 65 or in a reduced amount at an earlier date.

Final Average Earnings- Account Based Formula for former Warner-Lambert Plan Participants

Final Average	Total Years of Service
Earnings	10	15	20	25	30

$300,000	$51,500	$193,000	$357,000	$550,900	$744,900
$400,000	$70,000	$261,400	$482,900	$744,300	$1,005,800
$500,000	$88,400	$329,800	$608,800	$937,800	$1,266,700
$600,000	$106,800	$398,300	$734,700	$1,131,200	$1,527,600
$700,000	$125,200	$466,700	$860,600	$1,324,600	$1,788,500
$800,000	$143,600	$535,100	$986,500	$1,518,000	$2,049,500
$1,000,000	$180,500	$671,900	$1,238,400	$1,904,800	$2,571,300
$1,200,000	$217,300	$808,800	$1,490,200	$2,291,700	$3,093,100
$1,400,000	$254,100	$945,600	$1,742,000	$2,678,500	$3,615,000
$1,500,000	$272,600	$1,014,000	$1,868,000	$2,871,900	$3,875,900
$1,600,000	$291,000	$1,082,400	$1,993,900	$3,065,300	$4,136,800
$1,800,000	$327,800	$1,219,300	$2,245,700	$3,452,200	$4,658,600

PensionPlus Match Account

To the extent that each of the Named Executive Officers has elected to contribute compensation on an after-tax basis to the Company-sponsored Savings Investment Plan (SIP), a matching single sum amount is credited to a nominal account balance established for each individual in the Retirement Plan. The single sum amount credited to the individual's account each year is equal to 325% of the first 1% of pay (up to a certain limit imposed on pay by the Internal Revenue Code) contributed by the individual to the SIP on an after-tax basis. The amounts so credited each year to the nominal account are further annually credited each plan year with interest at a rate equal to the average 30-year U.S. Treasury bond rate in effect during the August preceding the October 1 beginning of each plan year. These nominal accounts may be received by the participant, upon termination of employment, in the form of a lump sum or an equivalent annuity. A participant vests in this benefit at the rate of 25% per year for the first four years of employment, with the PensionPlus Match Account being 100% vested after four years. For fiscal year 2006, the following amounts were accrued in the PensionPlus Match Accounts of the Named Executive Officers. To the extent a Named Executive Officer’s compensation or benefits exceed certain limits imposed by the Internal Revenue Code of 1986, as amended, amounts below also include benefits payable from the unfunded Executive Savings Investment Plan.

•	Mr. Klein: $34,057
•	Mr. Lynch: $14,530
•	Mr. McClanathan: $20,434
•	Mr. Sescleifer: $17,753
•	Mr. Hatfield: $8,911

For the purpose of calculating retirement benefits, the Named Executive Officers had, as of September 30, 2006, the following whole years of credited service: Messrs. Lynch-11 years (including years of service with Pfizer, Inc.); Klein-27 years; McClanathan-31 years; Hatfield- 20 years; and Sescleifer-5 years. Earnings for 2006 used in calculating benefits (other than the PensionPlus Match Account) under the retirement plans are approximately equal to amounts included in the Salary, Bonus and Long-Term Incentive Plans columns in the Summary Compensation Table.

DEATH BENEFIT PLAN

The Company maintains, at no cost to the participants, an unfunded Executive Retiree Life Plan to provide supplemental benefits to certain key members of management, generally at the level of division vice president and above. The Plan provides a death benefit, after retirement of the participant, to his or her named beneficiary in an amount equal, on an after-tax basis, to 50% of the participant’s last full year’s salary and bonus prior to retirement. To be eligible for the benefit, a participant must, at the time of retirement, meet certain conditions, including (1) being enrolled in the Company’s voluntary Group Life Insurance Plan, which is available to almost all non-union administrative and production employees in the United States, with coverage of at least one times earnings; and (2) being age 55 with at least two years of service, or having a combination of age and years of service equal to at least 80. All of the Named Executive Officers participated in the voluntary Group Life Insurance Plan, at the required coverage level, during fiscal year 2006.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT
AND CHANGE IN CONTROL ARRANGEMENTS

Change of Control Employment Agreements

The Company has entered into Change of Control Employment Agreements with each of the Named Executive Officers. The Agreements have a term of three years from their effective date (which will be automatically extended every year for an additional year unless the Company terminates the Agreements at least 90 days prior to renewal), and provide that the Officers will receive severance compensation in the event of their involuntary termination (including constructive termination), other than for cause, within three years following a change in control of the Company. A change of control is generally defined as the acquisition of 20% or more of the outstanding shares of the Company’s Common Stock. A change of control will also occur if the initial directors of the Company, or their recommended or appointed successors, fail to constitute a majority of the board, or if the Company’s stockholders approve a merger, consolidation or sale of all or substantially all of the assets of the Company.

The severance compensation payable under the Agreements consists of:

•	a lump sum payment in an amount equal to 3 times the Officer’s annual base salary and target bonus;
•
the difference between the Officer’s actual benefits under the Company’s various retirement plans at the time of termination and what the Officer would have received if he or she had remained employed for an additional period of three years; and

•	the continuation of other executive health, dental and welfare benefits for a period of three years following the Officer’s termination.

No payments would be made in the event that the termination is voluntary, is due to death, disability or normal retirement, or is for cause.

In the event that it is determined that a “golden parachute" excise tax is due under the Internal Revenue Code, the Company will, if total benefits payable to the Officer are within 10% of the threshold for benefits at which the excise tax is triggered, reduce benefits to the point at which the tax will no longer be due, or, if total benefits are in excess of 10% of the threshold, reimburse the Officer for the amount of such tax, including any excise or income taxes associated with such reimbursement.

Acceleration Clauses

The stock options and restricted stock equivalent awards which have been granted to employees and directors, including the Named Executive Officers, under the Company's 2000 Incentive Stock Plan, and the Performance Awards under the terms of the Deferred Compensation Plan, as described in the Long-Term Incentive Plan table, provide for acceleration of vesting in the event of a change in control of the Company. Company matching contributions under the terms of the Deferred Compensation Plan will accelerate and vest if the participant is involuntarily terminated within 12 months following a change in control of the Company.

NOMINATING AND EXECUTIVE COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Nominating and Executive Compensation Committee (the "Committee") is responsible for oversight of the Company’s executive compensation and benefit policies to ensure that they provide the appropriate motivation to achieve superior corporate performance and shareholder value. It approves direct and indirect compensation of executive officers and administers and makes awards under the Company’s 2000 Incentive Stock Plan, and the Executive Officer Bonus Plan which was approved by shareholders during the past fiscal year. The Committee is composed entirely of independent, non-employee directors, consistent with New York Stock Exchange listing standards and the Company’s Corporate Governance Principles.

Compensation Philosophy

A key objective of the Company’s compensation philosophy is to reward management based upon its success in building shareholder value. The Company's executive compensation program is designed to provide a compensation package that, in the aggregate, will enable the Company to attract and retain highly talented executives and maintain a performance-oriented culture. In addition, the compensation program is designed to emphasize stock-based and/or performance target-based incentive compensation in order to link compensation much more directly to the performance of the Company. The compensation program is intended to be one of “high risk/high opportunity” - with base salaries set below competitive levels, but with incentive programs providing an opportunity to achieve total compensation considerably above average, if exceptional performance is delivered. As a result, the executive compensation package is weighted toward programs that are contingent upon Company performance and the performance of the Company’s Common Stock. Management and the Committee have agreed that the Company’s key performance metric, for the executive officers, should be earnings per share (“EPS”), which has historically correlated very closely with the trading price of the Company’s common stock. The Committee annually approves specific criteria for targeted and exceptional EPS performance - both on an annual and on a long-term basis. Compensation incentives have taken the form of annual bonuses based on performance targets for the Company as well as individual assessments, coupled with longer-term incentives designed to drive consistent EPS growth from year to year. In the past year, performance awards tied to compound growth in EPS over a multiple-year period have also been utilized. The Committee has also granted long-term stock-based incentives designed to encourage Company stock ownership by executives, and a managerial perspective that is in alignment with shareholders’ interests.

In determining competitive pay standards, the Committee received advice from compensation consultants at Hewitt Associates LLC, an independent consultant retained by the Committee, which, as part of its normal operations, regularly conducts external market studies for selected benchmark executive positions. At the request of the Committee, Hewitt, assisted by management, selected, as a comparator, a peer group of over twenty U.S.-based corporations of similar size with which the Company may compete in recruiting executive talent. Corporations in the group include, but are not limited to, corporations included in the comparison indices set forth in the Performance Graph contained in this Proxy Statement.

Salaries

Management and the Committee have agreed that the target for the base salary component should generally be below the 50th percentile for the comparator companies, with exceptions in appropriate situations. With that underlying framework, the Committee has established the salaries of the executive officers (other than the Chief Executive Officer) based on recommendations of the Chief Executive Officer and the Company’s Vice President, Human Resources, which are reviewed by the Committee’s consultant. These recommendations include an assessment of the individual's responsibilities, experience, individual performance and contribution to the Company's performance, and also generally take into account compensation data from other companies as described above, historical compensation levels at the Company, and the competitive environment for attracting and retaining executives. In light of these considerations, the desire to bring certain of the officers closer to competitive pay levels, the Company’s continuing improvement in financial performance during fiscal year 2006, and the recommendations of the Committee’s consultant, the Committee has elected to increase the salaries of the executive officers for fiscal year 2007, as it did for the previous fiscal year.

A discussion of the Committee’s decisions regarding Mr. Klein’s annual salary is set forth below. Salary compensation for the Named Executive Officers for fiscal year 2006 is set forth in the Summary Compensation Table.

Annual and Long-Term Cash Bonus Award Programs

Beginning in fiscal year 2003, the Company initiated an annual and long-term cash bonus award program, with an annual component focusing primarily on the attainment of corporate earnings goals for the fiscal year, as well as on the personal performance of each executive, and a long-term component designed to reward consistent growth in earnings performance from year to year.

Annual Component

The annual component of the Program provides for a total annual award which is a percentage (the “bonus target”) of the individual officer’s annual base salary. The annual award itself is comprised of two elements:

•	a Company performance piece (based upon objective EPS performance targets) - which provides for a payment range applied to 70% of the officer’s bonus target -
w	50% for threshold EPS results (equal to prior year actual results), increasing proportionately up to
w	100% for budgeted EPS target (which has been a varying % above prior year results), and
w	150% for stretch EPS target (which has been a larger varying % above prior year results); and
•	an individual performance piece - which provides for a payment range applied to 30% of the officer’s bonus target
w	200% for a “1” rating
w	125% for a “2” rating
w	50% for a “3” rating
w	No payouts for ratings below a “3”.

In 2006, the Company performance piece for Messrs. McClanathan, Lynch and Hatfield was based 50% on achievement of EPS targets, and 50% on achievement of operating profit targets for their operating units, and for all other officers was based solely on the achievement of EPS targets. For 2006, and prior years, the EPS targets were approved by the Committee, and the Chief Executive Officer then set the specific operating unit targets, which were derived from the EPS targets and based upon the business plan for the year. The CEO also had authority to adjust those operating unit targets (but not the EPS targets) if he deemed adjustment to the business plan necessary to the attainment of business goals, such as building brand equity or strengthening the launch of new products. For 2007, the Company performance piece for all officers will be based on EPS targets alone, and adjustments to the EPS targets approved by the Committee will be made only in the event of certain accounting changes and other objective events or occurrences approved by the Committee at the time that targets were established.

In December of 2005, because of the significant and unusual nature of the Company’s European restructuring program and the closure of its Caudebec facility, the Committee approved adjustment of the targets for FY 2006 by $0.25, reflecting the actual expenses incurred in the restructuring and closure. However, in recognition of the one-time nature of the charge, and the fact that the restructuring project is anticipated to generate future cost savings, the Committee also determined that targets for the 2007 Program, as well as for the 2006 restricted stock equivalent awards described under Stock Awards, would be increased by that amount, and that targets for the 2007 Program would be further increased by an additional $.07, reflecting the anticipated annual savings from the project.

After the Committee’s October, 2006 meeting, the Company discovered that one of its non-U.S. subsidiaries had failed over several years to adjust its statutory pension accounting to accounting principles generally accepted in the U.S., resulting in a cumulative, non-material understatement of its pension liability. To correct the understatement, a $0.06 per diluted share charge against earnings was then recorded in the fourth quarter of FY 2006. As a result of that charge, the Company failed to achieve the stretch goal for 2006 earnings per share, although the adjusted budgeted target was still met. With respect to the operating unit metrics, which were not impacted by the pension charge, stretch was achieved for razors and blades, and, for batteries, the budgeted target was met.

In light of the lower 2006 GAAP earnings per share base as a result of the pension charge, which was not known at the time the Committee approved the 2006 restricted stock equivalent awards described under Stock Awards, the Committee has since elected to increase, by $0.06, the earnings per share targets under those awards, so that the desired level of earnings per share growth over the 3-year performance period of the awards would be maintained.

Long-Term Component

In order to promote consistent EPS growth from year to year, the long-term component of the Company’s bonus program creates, after the end of each fiscal year, an additional bonus opportunity:

•
the opportunity will be equal to 50% of the officer’s bonus target if the budgeted EPS target for the year is achieved, proportionately increasing up to 100% if the stretch EPS target for the fiscal year is achieved.

•
50% of that bonus opportunity will only be paid out after the end of the next fiscal year if EPS results for the prior year are achieved again, proportionately increasing up to payout of 100% of the opportunity if the budgeted EPS target for that next fiscal year is achieved.

As noted, the Company’s actual results for fiscal year 2006 did, in fact, exceed budgeted targets for that year, so a long-term opportunity, based on the adjusted EPS figure described above, has been created; however, any actual bonus payout will depend upon fiscal year 2007 results. A similar bonus opportunity was created for fiscal year 2005, and because results for fiscal year 2006 exceeded 2005 results, as well as the adjusted budgeted target for 2006, the officers received 100% of the bonus opportunity created during fiscal year 2005. Details of the potential long-term bonus opportunities for the Named Executive Officers under the bonus programs for fiscal years 2006 and 2007 are set forth on the table titled “Long-Term Incentive Plan - Awards in Last Fiscal Year”, and the actual long-term payouts of the banked bonus opportunities created in fiscal year 2005 are included under Long-Term Compensation (Payouts) in the Summary Compensation Table. As shareholders approved the material terms of the Executive Officer Bonus Plan in 2006, the 2007 annual and long-term awards were made pursuant to that Plan in order to preserve the tax deductibility of those bonuses.

Deferrals of Bonus Awards

The Committee exercises its discretion in determining whether to permit the Executive Officers to defer payment of their cash bonus or other cash compensation under the terms of the Deferred Compensation Plan. In addition, under the terms of that Plan, the Committee has for a number of years authorized an additional 25% Company match on deferrals in the Energizer Common Stock Unit Fund of the Plan, which match is subject to certain vesting requirements. The Committee believes that the Company match further aligns the executive's interests with those of shareholders of the Company by encouraging an investment in Company stock equivalents. It also adds a retention feature through the vesting requirements. Deferrals mandated by the Committee in order to preserve the deductibility of compensation pursuant to Section 162(m) of the IRS Code, however, are not credited with an additional match.

Stock Awards

Under the Company’s 2000 Incentive Stock Plan, stock-based incentive awards, including stock options and restricted stock equivalent awards, may be granted from time to time. In general, the Committee bases its decisions to grant stock-based incentives on recommendations of management and the Committee’s independent consultant, with the intention of keeping the executives’ overall compensation, including the equity component of that compensation, at a competitive level with the Company’s comparator group. The Committee also considers the number of shares of Common Stock outstanding, and the number of shares of Common Stock authorized under the 2000 Incentive Stock Plan, as well as the Company's compensation objectives and policies described above. As with the determination of base salaries and bonus awards, the Committee exercises subjective judgment and discretion in view of the above criteria; however, the Committee and management have agreed that the number of stock-based incentive awards granted per year, as a percentage of the Company’s outstanding shares, will not exceed the market rate for equity grants among the comparator companies.

Given the important link to shareholder interests that equity grants create, and the retentive and incentive value to the Company provided by a regular, competitive, grant program, the Committee believes that it is appropriate to have an ongoing annual equity grant, of either options, restricted stock equivalents, or restricted stock equivalents with performance criteria, or a combination of such awards, which would be made to individuals selected on a yearly basis from pools of eligible officers and employees. Potential additional grants could also be made throughout the year in special circumstances.

In October of 2005, in order to provide stronger incentives to continue EPS growth over a multiple year period, to provide additional retention incentive to key employees whose earlier equity grants have vested or were about to vest, and to bring the officers up to market compensation standards in terms of equity-linked grants, the Committee approved a grant of restricted stock equivalents under the terms of the Company’s Deferred Compensation Plan to the Company’s executive officers. The awards provide that 25% of the equivalents granted will vest at the end of 3 years, but none of the remaining equivalents granted will vest unless the compound annual growth rate for EPS over that 3 year period is at least 10%. At that rate of return, an additional 25% will vest, with proportionately increasing percentages vesting at returns above that threshold, up to 100% vesting if the compound annual growth rate for that period equals or exceeds 15%. Under the terms of the Deferred Compensation Plan, vested equivalents are paid out in cash upon the officers’ retirement or other termination of employment. Once vested, the amount so credited may be transferred to other investment options offered under the Plan.

The size of the individual awards to the executive officers was based upon recommendations of the Committee’s independent consultant, which were determined by consideration of comparable market data for equity grants, and a subjective determination of the appropriate number of shares necessary to comprise a competitive long-term component of the executive’s compensation package.

Following the end of the fiscal year, in October of 2006, the Committee again approved the grant of similar awards, with similar vesting criteria; the new awards, however, are not made pursuant to the terms of the Deferred Compensation Plan, and at vesting will convert into, and be issued in the form of, shares of Energizer common stock.

Details of the 2005 awards with performance criteria are included in the Long-Term Incentive Plan - Awards in Last Fiscal Year table, and details of the time-vesting portion of the 2005 awards are included in the Summary Compensation Table.

Compensation for the Chief Executive Officer

Upon Mr. Ward Klein’s appointment to serve as Chief Executive Officer of the Company in 2005, the Committee requested that its independent compensation consultant make recommendations as to an appropriate compensation package, given Mr. Klein’s new responsibilities. The consultant recommended, and the Committee agreed, that Mr. Klein’s 2005 total compensation package should be set below market, transitioning to fully competitive levels over a 2- to 3- year period. The Committee also maintained its philosophy of setting the base salary of the Chief Executive Officer below market, while providing opportunities to deliver total compensation at market levels with commensurate performance through incentive pay. To that end, the Committee set Mr. Klein’s salary at a level that was significantly below market for chief executive officer positions among the comparator companies. However, to provide an opportunity for higher compensation tied to Company performance, the Committee also set his target bonus under the Annual and Long-Term Bonus Program described above at a level of 100% of his annual base salary. At the time of his appointment as CEO, the Committee also granted Mr. Klein a restricted stock equivalent award and a non-qualified stock option, the total value of which, as determined by the Committee’s consultant, was again below market level for long-term incentive awards for chief executive officers of the comparator companies. In October of 2005, as part of its annual review of equity grants to officers and key employees, the Committee granted Mr. Klein a performance award of 100,000 restricted stock equivalents under the Deferred Compensation Plan, 25,000 of which vest three years from grant, with the remaining equivalents vesting only if certain thresholds for compound annual growth in EPS over the three year period are achieved, as described above under Stock Awards. Details of the portion of the awards with performance criteria are included in the Long-Term Incentive Plan - Awards in Last Fiscal Year table, and details of the time-vesting portions of those awards are included in the Summary Compensation Table. The Committee’s consultant determined that the size of the award was in line with market equity grants to chief executive officers, and that the total compensation for Mr. Klein for fiscal year 2006, including his salary, annual bonus, and long-term incentives, was within the desired range below market approved by the Committee.

Mr. Klein participated in the fiscal year 2006 bonus program described under Annual and Long-Term Cash Bonus Award Programs above. Under the terms of that program, the Committee awarded an annual bonus to Mr. Klein, based on the quantitative increase in EPS achieved by the Company during 2006, as well as a subjective assessment of his performance during the year. The Committee’s assessment was based upon its consideration of Mr. Klein’s efforts versus focal points approved at the beginning of the fiscal year by the Board, the results of a CEO assessment completed by the members of the Board, as well as a recommendation which the Committee sought from the Chairman and Vice Chairman of the Board. The Committee was pleased with his success in maintaining earnings growth in the face of a difficult competitive and cost environment for the Company’s two businesses, and the continuing integration of those businesses internationally. The Committee also commended his continuing growth in leadership of the Company and his management of his operational team, but noted that he was still relatively new and untested in the position. The Committee was also generally satisfied with his performance against his focal points for the year.

Because the Company’s budgeted EPS target, as adjusted, for fiscal year 2006 was achieved, and in fact, exceeded, the additional banked bonus opportunity created in fiscal year 2005, as described under Annual and Long-Term Cash Bonus Award Programs, became payable to Mr. Klein. A percentage of the contingent bonus opportunity created in fiscal year 2006, as described in that section, will be paid to him after the end of the current fiscal year only if actual EPS results for 2006 are equaled or exceeded in fiscal year 2007.

In October of 2006, again as part of its annual review of executive compensation, the Committee requested a recommendation from its consultant regarding an increase in base salary for Mr. Klein for the new fiscal year, and the appropriateness of an additional equity award. In order to maintain Mr. Klein’s base salary and total compensation within the desired range set by the Committee, the consultant recommended that the Committee increase Mr. Klein’s base salary for fiscal year 2007, and that it also award him an additional long-term incentive in the form of a restricted stock equivalent award, with similar vesting requirements (including Company performance criteria over the subsequent 3-year period) to those included in the award granted the previous year. As with the awards to the other executive officers, the Committee believes that the award is designed to encourage longer term focus on consistent, significant EPS growth, that it serves as a means of retaining key executives for the vesting period, and that it is in line with the Committee’s goals for a competitive executive compensation package.

Deductibility of Certain Executive Compensation

A feature of the Omnibus Budget Reconciliation Act of 1993 sets a limit on deductible compensation of $1,000,000 per year per person for those executives designated as Named Executive Officers in the Proxy Statement. The Company has mandated or reserved the right to mandate the deferral of certain bonus and salary payments to such officers. For fiscal year 2006, voluntary deferrals of payments under the Company’s annual and long-term cash bonus program will effectively preserve the deductibility of essentially all compensation paid to the Named Executive Officers. As shareholders have approved the terms of the Executive Officer Bonus Plan, a significant portion of payments to the Named Executive Officers under the Company’s annual and long-term cash bonus program for 2007 will be performance-based and thus deductible. The performance-based restricted stock equivalent awards granted to the Named Executive Officers after the end of fiscal year 2006 are pursuant to the shareholder-approved Incentive Stock Plan, and accordingly will also be deductible when vested and paid. While it is the general intention of the Committee to meet the requirements for deductibility, the Committee may approve payment of non-deductible compensation from time to time if unusual circumstances warrant it. The Committee will continue to review and monitor its policy with respect to the deductibility of compensation.

Conclusion

The Committee is satisfied that the compensation and long-term incentive plans provided to the executives of the Company are structured and operated to foster a performance-oriented culture and create strong alignment with the long-term best interests of the Company and its shareholders. It is also satisfied that compensation levels are reasonable in light of performance and the competitive environment for attracting and retaining executives.

John E. Klein - Chairman  W. Patrick McGinnis
Bill G. Armstrong                         Pamela M. Nicholson
John C. Hunter                            John R. Roberts
Richard A. Liddy

AUDIT COMMITTEE REPORT

No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be filed under either the Securities Act or the Exchange Act.

The Audit Committee of the Company’s Board of Directors consists entirely of non-employee directors that are independent, as defined in Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange Listing Standards.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Committee’s responsibility is to monitor and oversee these processes.

With respect to the Company’s audited financial statements for the Company’s fiscal year ended September 30, 2006, management of the Company has represented to the Committee that the financial statements were prepared in accordance with generally accepted accounting principles and the Committee has reviewed and discussed those financial statements with management. The Audit Committee has also discussed with PricewaterhouseCoopers LLP, the Company’s independent accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) as modified or supplemented.

The Audit Committee has received the written disclosures from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No.1, Independence Discussions with Audit Committees), as modified or supplemented, and has discussed the independence of PricewaterhouseCoopers LLP with members of that firm. In doing so, the Committee considered whether the non-audit services provided by PricewaterhouseCoopers LLP were compatible with its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements for the fiscal year ended September 30, 2006 be included in the Company’s Annual Report on Form 10-K for that year.

John R. Roberts- Chairman  Richard A. Liddy
Bill G. Armstrong                             Pamela M. Nicholson
John E. Klein

PERFORMANCE GRAPH

The graph below is presented in accordance with SEC requirements. You are cautioned against drawing any conclusions from the data in the graph, as past results do not necessarily indicate future performance. The graph does not reflect the Company’s forecast of future financial performance.

Despite anything to the contrary in any of the Company’s previous SEC filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following graph as well as the Nominating and Executive Compensation Committee Report on Executive Compensation and the Audit Committee Report set forth above will not be incorporated by reference into any such filings.

The line graph below compares the annual percentage change in cumulative total shareholder return for the Company’s Common Stock with the cumulative total return of the Standard & Poor’s Midcap 400 and Midcap Electronics Indices.

DELIVERY OF DOCUMENTS

Householding of Annual Meeting Materials. The Securities and Exchange Commission has approved a rule permitting the delivery of a single set of annual reports and proxy statements to any household at which two or more shareholders reside, if the shareholders consent. Each shareholder will continue to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information you receive, as well as our expenses. In order to take advantage of this opportunity, we have delivered only one proxy statement and annual report to multiple shareholders who share an address, unless we received contrary instructions from the impacted shareholders prior to the mailing date. If you prefer to receive separate copies of our proxy statement or annual report, either now or in the future, we will promptly deliver, upon your written or oral request, a separate copy of the proxy statement or annual report, as requested, to any shareholder at your address to which a single copy was delivered. Notice should be given to the Secretary, Energizer Holdings, Inc., 533 Maryville University Drive, St. Louis, Missouri 63141 (Tel. No. (314) 985-2161). If you are currently a shareholder sharing an address with another shareholder and wish to have only one proxy statement and annual report delivered to the household in the future, please contact us at the same address.

Electronic Delivery. For next year’s Annual Meeting of Shareholders, you can help us save significant printing and mailing expenses by consenting to access the proxy statement and annual report electronically over the Internet. If you choose to vote over the Internet, you can indicate your consent to electronic access to these documents by following the instructions at the Internet voting website noted on the enclosed proxy card. If you do not choose to vote over the Internet, or if you are not given the opportunity to consent to electronic access over the Internet, but would still like to consent, you may contact the Secretary, Energizer Holdings, Inc., 533 Maryville University Drive, St. Louis, Missouri 63141 (Tel. No. (314) 985-2161). If you choose to receive the proxy statement and annual report electronically, then prior to next year’s annual meeting you will receive e-mail notification when the proxy statement and annual report are available for on-line review over the Internet. Your choice for electronic distribution will remain in effect indefinitely, unless you revoke your choice by sending written notice of revocation to the address noted above. However, if the e-mail notification is returned as “undeliverable”, a hard copy of the proxy materials and annual report will be mailed to your last known address.

SHAREHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

Any proposals to be presented at the 2008 Annual Meeting of Shareholders, which will be held on January 28, 2008, must be received by the Company, directed to the attention of the Secretary, no later than August 1, 2007 in order to be included in the Company’s proxy statement and form of proxy for that meeting. Upon receipt of any proposal, the Company will determine whether or not to include the proposal in the proxy statement and proxy in accordance with regulations governing the solicitation of proxies. The proposal must comply in all respects with the rules and regulations of the Securities and Exchange Commission and the Bylaws of the Company.

In order for a shareholder to nominate a candidate for director, under the Company’s Bylaws timely notice of the nomination must be received by the Company in advance of the meeting. Ordinarily, such notice must be received not less than 90, nor more than 120, days before the meeting (but if the Company gives less than 90 days’ (1) notice of the meeting or (2) prior public disclosure of the date of the meeting, then such notice must be received within 7 days after notice of the meeting is mailed or other public disclosure of the meeting is made), or prior to October 31, 2007 for the 2008 Annual Meeting. The notice of nomination must include, as to each person whom the shareholder proposes to nominate for election, the candidate’s name, age, business and residential address, and principal occupation for the previous 5 years, the nominee’s consent to being named as a nominee and to serving on the Board, and the number of shares of Common Stock beneficially owned by the nominee. To assist in the evaluation of shareholder-recommended candidates, the Committee may request that the shareholder provide certain additional information required to be disclosed in the Company’s proxy statement under Regulation 14A of the Securities Exchange Act of 1934. The shareholder nominating the candidate must also include his or her name and address, and the number of shares of Common Stock beneficially owned.

In order for a shareholder to bring other business before a shareholder meeting, timely notice must be received by the Company prior to the time described in the preceding paragraph. Such notice must include a description of the proposed business and the reasons therefor, the name and address of the shareholder making the proposal, and the number of shares of Common Stock beneficially owned. These requirements are separate from and in addition to the requirements a shareholder must meet to have a proposal included in the Company’s Proxy Statement.

In each case, the notice must be given to the Secretary of the Company, whose address is 533 Maryville University Drive, St. Louis, Missouri 63141. A copy of the Company’s Bylaws will be provided without charge upon written request to the Secretary.

By order of the Board of Directors,
Timothy L. Grosch
Secretary
December 5, 2006

2007 ANNUAL MEETING ADMISSION TICKET

ENERGIZER HOLDINGS, INC.
2007 ANNUAL MEETING OF SHAREHOLDERS
Monday, January 22, 2007
2:30 p.m. local time
Energizer World Headquarters
533 Maryville University Drive
St. Louis, Missouri 63141

Please present this ticket for admittance to the Annual Meeting.
Admittance will be based upon availability of seating.

tFOLD AND DETACH HERE AND READ THE REVERSE SIDEt
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ENERGIZER HOLDINGS, INC.
This Proxy is Solicited on Behalf of the Board of Directors
for the Annual Meeting of Shareholders on January 22, 2007

P R O X Y
This proxy when properly executed will be voted in the manner directed herein by the undersigned Shareholder. If no direction is made, this Proxy will be voted “FOR” Items 1. The undersigned hereby appoints W.M. Klein and G.G. Stratmann as Proxies, with the power of substitution, to represent and to vote, as designated below, all the shares of the undersigned held of record on November 17, 2006, at the Annual Meeting of Shareholders to be held on January 22, 2007 and any adjournments thereof.

(Important - to be signed and dated on reverse side)

This proxy covers all Energizer Holdings, Inc. Common Stock you own in any of the following ways (provided the registrations are identical):
Shares held of record Energizer Holdings, Inc. Savings Investment Plan

VOTE BY TELEPHONE OR INTERNET
QUICK *** EASY *** IMMEDIATE

ENERGIZER HOLDINGS, INC.

■	You can now vote your shares electronically through the Internet or the telephone.
■	This eliminates the need to return the proxy card.
■	Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated, and returned the proxy card.

TO VOTE YOUR PROXY BY INTERNET
www.energizer.com

Have your proxy card in hand when you access the above website. Select “ENR Shareholder Proxy Voting”. Follow instructions on the website.

TO VOTE YOUR PROXY BY MAIL

Mark, sign, and date the proxy card below, detach it, and return it in the postage-paid envelope provided.

TO VOTE YOUR PROXY BY PHONE
1-866-894-0537

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. Follow instructions given to you on the phone.

PLEASE DO NOT RETURN THE BELOW CARD IF VOTED ELECTRONICALLY

tFOLD AND DETACH HERE AND READ THE REVERSE SIDEt
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Proxy by Mail

Please mark your vote like this ☒

ENERGIZER HOLDINGS, INC.	COMMON STOCK
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”:
1. Election of Directors For All Withhold For All Nominees Except ☐ ☐ ☐

Nominees: 01 R. David Hoover, 02 John C. Hunter, 03 John E. Klein, 04 John R. Roberts.

To withhold authority to vote for any nominees listed above, mark the “For All Except” box and write the name(s) of the nominee(s) from whom you wish to withhold authority to vote in the space provided below.

Please be sure to sign and date this Proxy Card.

IF YOU WISH TO VOTE ELECTRONICALLY PLEASE READ THE INSTRUCTIONS ABOVE
Mark box at right if you plan to attend the Annual Meeting on January 22, 2007. ☐

COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER:

Signature_________________________________________________________Signature_________________________________________________________Date______________________
Please sign exactly as your name(s) appear(s) hereon. When signing as Attorney, Executor, Trustee, Guardian or Officer of a Corporation, please give title as such. For joint accounts, all named holders should sign. If you receive more than one proxy card, please sign all cards and return in the accompanying postage-paid envelopes.

[SIP Participants' letter]

ENERGIZER HOLDINGS, INC.

December 5, 2006

Dear Savings Investment Plan Participant:

Enclosed are a proxy statement, a proxy and an Annual Report for the Annual Meeting of Shareholders of Energizer Holdings, Inc. to be held on January 22, 2007. The enclosed proxy relates to shares of Energizer Common Stock of which you are the record holder and to shares of Energizer Common Stock credited to your account in the Energizer Holdings, Inc. Savings Investment Plan (the “Plan”).

The Trustee of the Plan will vote all shares of Energizer Common Stock held in the Plan as of November 17, 2006. Shares credited to your account as of November 9, 2006 will be voted in accordance with your instructions on the enclosed proxy card. Any credited shares for which no instructions are received by the Trustee, and any shares in the Plan that were credited between November 10, 2006 and November 17, 2006, will be voted by the Trustee in the same proportion as the shares for which instructions were received from all participants in that Plan.

Please complete, sign and date the enclosed proxy. It should be returned, in the postage-paid envelope provided, to Continental Stock Transfer & Trust Company, which acts as tabulator. Alternatively, you may vote by telephone or via Internet. However you decide to vote, in order to provide the tabulator sufficient time to tabulate the votes, it has been requested that all proxies be returned, or votes be cast, as promptly as possible, but no later than January 17, 2007.

You may also have received additional proxy statements and proxies relating to other shares of Energizer Common Stock held by you. These proxies are not duplicates of the one enclosed and we ask that they also be voted as described in the instructions enclosed with them.

WARD M. KLEIN
Chief Executive Officer

[Electronic Delivery Letter]

Dear Shareholder:

Thank you for consenting to receive your shareholder materials via the Internet. This letter provides you the information you will need to view Energizer Holdings, Inc. annual meeting materials online, vote your shares online and print a copy of the materials.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The 2007 Annual Meeting of Shareholders of Energizer Holdings, Inc. will be held at Energizer World Headquarters, 533 Maryville University Drive, St. Louis, Missouri on Monday, January 22, 2007, at 2:30 p.m., local time, for the following purpose:

To elect four directors to serve three-year terms ending at the Annual Meeting held in 2010, or until their respective successors are elected and qualified.

Shareholders of record at the close of business on November 17, 2006, are entitled to notice of and to vote at the Annual Meeting.

Holders of a majority of the outstanding shares must be present in person or by proxy in order for the meeting to be held. Therefore, whether or not you expect to attend the meeting in person, you are urged to vote your proxy either electronically via the Internet or by telephone at 1-866-894-0537. If you attend the meeting and wish to vote your shares personally, you may do so by revoking your proxy at any time prior to the voting thereof. In addition, you may revoke your proxy at any time before it is voted by written notice of revocation to the Secretary of the Company or by submitting a later-dated proxy.

VIEW ANNUAL MEETING MATERIALS

To view the 2006 Annual Report and Proxy Statement, please go to the Website www.energizer.com, click on Our Company and then click on Investor Information. You will then see two direct links - one for the 2006 Proxy Statement and one for the 2006 Annual Report.

VOTE YOUR PROXY

To vote your proxy over the Internet, please go to the Website www.energizer.com and click on ENR Shareholder Proxy Voting.

To access and vote your proxy card via the Internet or by phone, you will need to enter the following information exactly as it appears:

Company Number: $CompanyNumber
Proxy Number: $ProxyNumb
Account Number: $AccountNbr

Thank you again for participating in Energizer Holdings, Inc. electronic distribution program.